Exhibit 99.1

Poniard Pharmaceuticals Exercises Option to Draw Down $10 Million

Second Tranche of Loan Facility

— Proceeds to Fund Company Operations into 2010 —

South San Francisco, Calif. (October 6, 2008) – Poniard Pharmaceuticals, Inc. (NASDAQ: PARD), a biopharmaceutical company focused on oncology, today announced that it has exercised its option to draw down a $10.0 million second tranche, which represents the balance of the Company’s $27.6 million amended loan facility with GE Healthcare Financial Services and Silicon Valley Bank, a member company of SVB Financial Group.  The $27.6 million loan facility included the refinancing of the $7.6 million outstanding principal balance on the company’s existing term loan.

As previously announced, Poniard plans to use the proceeds for general corporate purposes, as well as to fund the ongoing Phase 3 SPEAR clinical trial of picoplatin, the Company’s lead platform product candidate, in small cell lung cancer; the ongoing Phase 2 trials of picoplatin in colorectal and prostate cancers; and the ongoing Phase 1 trial of oral picoplatin through completion.

“This loan facility strengthens our balance sheet and allows us to operate into 2010, including completing our pivotal Phase 3 SPEAR trial and preparing picoplatin for commercialization in 2010,” said Caroline Loewy, chief financial officer of Poniard. “Our decision to draw down the second tranche at this time was due to the current uncertainties in the credit market, and not a result of any changes in Poniard’s financial or operating outlook.”

On September 3, 2008, Poniard announced that it had entered into a $27.6 million secured term loan facility, which was split into two tranches. The initial tranche, in the amount of $17.6 million, was comprised of the $7.6 million outstanding principal balance remaining under the Company’s original loan and an additional cash advance in the amount of $10.0 million and was fully funded on September 2, 2008. Under the loan agreement, the second tranche, in the amount of $10 million, could be drawn down at the discretion of the Company, contingent on Poniard’s cash position and other conditions, at any time prior to December 15, 2008.

As of June 30, 2008, the end of Poniard’s second fiscal quarter, prior to this financing, the Company reported cash and short-term investments of $75.1 million.

About Poniard Pharmaceuticals

Poniard Pharmaceuticals, Inc. is a biopharmaceutical company focused on the development and commercialization of innovative oncology products to impact the lives of people with cancer. Picoplatin, the Company’s lead platform product candidate, is a new generation platinum therapy with an improved safety profile relative to existing platinum-based cancer therapies. Picoplatin is designed to overcome platinum resistance associated with chemotherapy in solid tumors, and is being studied in multiple cancer indications, combinations and formulations. Clinical trials of intravenous picoplatin include a Phase 3 trial in small cell lung cancer and Phase 2 trials in metastatic colorectal and hormone-refractory prostate cancers, as well as a clinical trial of oral picoplatin in solid tumors. Picoplatin has not been approved by any regulatory authority for use in humans. For additional information please visit http://www.poniard.com.

About GE Healthcare Financial Services

GE Healthcare Financial Services is the premier provider of capital, financial solutions, and related services for the global healthcare market. With approximately $22 billion in assets, GE Healthcare Financial Services offers a full range of financing capabilities from equipment leasing and real estate financing to working capital lending, vendor programs, and acquisition financing. With a dedicated focus and a deep knowledge of the healthcare industry, GE Healthcare Financial Services collaborates with customers to create tailored financial solutions that help them improve their productivity and profitability. For more information, visit www.gehealthcarefinance.com.

About Silicon Valley Bank

Celebrating its 25th anniversary, Silicon Valley Bank is the premier commercial bank for emerging, growth and mature companies in the technology, life science, private equity and premium wine industries. SVB provides a comprehensive suite of financing solutions, treasury management, corporate investment and international banking services to its clients worldwide. Through its focus on specialized markets and extensive knowledge of the people and business issues driving them, Silicon Valley Bank provides a level of service and partnership that measurably impacts its clients’ success. Founded in 1983 and headquartered in Santa Clara, Calif., the company serves clients around the world through 27 U.S. offices and 27 offices in the U.S. and international operations in China, India, Israel and the United Kingdom. Silicon Valley Bank is a member of global financial services firm SVB Financial Group (Nasdaq: SIVB), with SVB Analytics, SVB Capital, SVB Global and SVB Private Client Services.  More information on the company can be found at www.svb.com. Silicon Valley Bank Member FDIC and Member Federal Reserve.

This release contains forward-looking statements, including statements regarding the Company’s financial condition and results of operations, business objectives and strategic goals, drug development plans, timing and results of clinical trials and the potential safety and efficacy of its products in development. The Company’s actual results may differ materially from those indicated in these forward-looking statements based on a number of factors, including risks and uncertainties associated with the Company’s research and development activities; the results of pre-clinical and clinical testing; the receipt and timing of required regulatory approvals; the market’s acceptance of the Company’s proposed products; the Company’s anticipated operating losses, need for future capital and ability to obtain future funding; competition from third parties; the Company’s ability to preserve and protect intellectual property rights; the Company’s dependence on third-party manufacturers and suppliers; the Company’s lack of sales and marketing experience; the Company’s ability to attract and retain key personnel; changes in technology, government regulation and general market conditions; and the risks and uncertainties described in the Company’s current and periodic reports filed with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and its Quarterly Report on Form 10-Q for the period ended June 30, 2008. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

(C) 2008 Poniard Pharmaceuticals, Inc. All Rights Reserved.

Poniard and Poniard Pharmaceuticals are trademarks of Poniard Pharmaceuticals, Inc.

For Further Information:

Brendan Doherty

Poniard Pharmaceuticals

Corporate Communications

7000 Shoreline Court, Suite 270

South San Francisco, CA 94080

650-745-4425

bdoherty@poniard.com

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